EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Guggenheim Energy & Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	-	$110.20	-
Fees Previously Paid	$706,917.06(a)		$77.90(b)
Total Transaction Valuation	$706,917.06(a)
Total Fees Due for Filing			$77.90

Total Fees Previously Paid			$77.90
Total Fee Offsets			-
Net Fee Due			$0.00

(a)

Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price to be paid for 1,119 Shares in the offer, based upon the net asset value per share of $612.59 as of July 5, 2023. The fee of $77.90 was paid in connection with the filing of the Schedule TO-I by Guggenheim Energy & Income Fund (File No. 005-89903) on June 2, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.